Exhibit 10.8

FLOWCO HOLDINGS INC.

2025 EQUITY AND INCENTIVE PLAN

Restricted Stock Unit Award Notice

(Employee)

[Name of Executive]

You have been awarded a restricted stock unit award with respect to shares of Class A Common Stock of Flowco Holdings Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Flowco Holdings Inc. 2025 Equity and Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Restricted Stock Unit Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock Unit Award:	You have been awarded a Restricted Stock Unit Award with respect to [____] shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), subject to adjustment as provided in the Plan.

Grant Date:	[_________]

Vesting:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder in effect as of the Grant Date, this Restricted Stock Unit Award shall vest on the three-year anniversary of the consummation of the Initial Public Offering, if, and only if, (i) the closing of the Initial Public Offering has occurred and (ii) you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (a) employed by the Company or any of its Subsidiaries; (b) serving as a Non-Employee Director; or (c) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable vesting date as set forth in the Agreement.

FLOWCO HOLDINGS INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Flowco Holdings Inc., I hereby accept the Award granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

	Date:	_____________
Holder

FLOWCO HOLDINGS INC.

2025 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Flowco Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Flowco Holdings Inc. 2025 Equity and Incentive Plan (the “Plan”), a Restricted Stock Unit Award (this “Award”) with respect to the number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), set forth in the Award Notice (such shares of Common Stock, the “Shares”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this Restricted Stock Unit Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company or, if applicable, electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.

2. Rights as a Stockholder; Dividends. The Holder shall not be entitled to any rights and privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such Shares. As of each date on which the Company pays a cash dividend to record owners of Shares (a “Dividend Date”), the Holder shall have no entitlement to receive such cash dividend, and the number of Shares subject to the Award shall increase by (i) the product of the total number of Shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per Share by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a Share on such Dividend Date. Any such additional Shares shall be subject to the same vesting conditions and payment terms set forth herein as the Shares to which they relate. The Award includes a right to dividend equivalents equal to the value of any dividends paid on the Common Stock for which the dividend record date occurs between the Grant Date and the date the Award is settled or forfeited. Subject to vesting, each dividend equivalent entitles the Holder to receive the equivalent cash value of any such dividends paid on the number of Shares underlying the Award that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the Shares to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time and form of settlement of the Award.

3. Restriction Period, Vesting and Forfeiture.

3.1. Service-Based Vesting Condition. Except as otherwise provided in this Section 3, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice. The period of time prior to the full vesting of the Award is referred to herein as the “Restriction Period.”

3.2. Termination of Employment Without Cause. If the Holder’s employment with the Company and/or a Subsidiary is terminated by the Company and/or a Subsidiary without Cause prior to the end of the Restriction Period and prior to a Change in Control, then the Award shall vest in its entirety and be settled within 60 days following the Holder’s termination of employment, subject to the Holder’s execution and non-revocation of a release of claims in the form prescribed by the Company and which shall be delivered and returned to the Company during the period specified in the release (but in any event no later than 52 days following the Holder’s termination of employment).

3.3. Termination of Employment for Any Other Reason. If the Holder’s employment with the Company and/or a Subsidiary terminates, and Holder otherwise ceases to serve as a Non-Employee Director or provide services to the Company and/or a Subsidiary as a consultant or advisor, prior to the end of the Restriction Period and prior to a Change in Control for any reason other than by the Company without Cause, then the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company for no consideration.

3.4. Change in Control. In the event of a Change in Control prior to the end of the Restriction Period, the Award shall vest in its entirety as of the date of the Change in Control.

3.5. Definitions.

(a) Cause. For purposes of this Award, “Cause” shall have the meaning set forth in the employment agreement, if any, between the Holder and the Company or any of its Subsidiaries in effect as of the Grant Date, provided that if Holder is not a party to an employment agreement that contains such definition, then “Cause” shall mean one or more of the following: (i) the Holder’s material breach of any written agreement between the Holder, on the one hand, and the Company and/or a Subsidiary, on the other hand, including the Holder’s breach of any material representation, warranty or covenant made under any such agreement; provided, however, that if the Holder’s actions or omissions are of such a nature that they are curable by the Holder, such actions or omissions must remain uncured by the Holder for 30 days after the Board first provided the Holder written notice of the obligation to cure such actions or omissions; (ii) the Holder’s material breach of any material policy or code of conduct established by the Company and/or a Subsidiary that is applicable to the Holder and made known to the Holder prior to such breach; provided, however, that if the Holder’s actions or omissions are of such a nature that they are curable by the Holder, such actions or omissions must remain uncured by the Holder for 30 days after the Board first provided the Holder written notice of the obligation to cure such actions or omissions; (iii) the Holder’s breach of any material law applicable to the employment relationship, including any such law with respect to sexual harassment, non-discrimination or non-retaliation; (iv) the Holder’s gross negligence, willful misconduct, or breach of fiduciary duty with respect to the Company and/or a Subsidiary; (v) any act of fraud or embezzlement by the Holder, or material act of theft, in each case, with respect to the Company and/or a Subsidiary; (vi) the Holder’s conviction of, or plea of guilty or no contest to, or receipt of deferred adjudication for any (A) crime that constitutes a felony or (B) crime or offense that constitutes a misdemeanor involving theft, fraud, embezzlement, or other conduct involving moral turpitude; or (vii) the Holder’s willful failure or refusal, other than due to Disability, to (A) perform the Holder’s duties and responsibilities to the Company and/or a Subsidiary or (B) follow any lawful directive from the Board, as determined by the Board; provided, however, that if the Holder’s actions or omissions are of such a nature that they are curable by the Holder, such actions or omissions must remain uncured by the Holder for 30 days after the Board first provided the Holder written notice of the obligation to cure such actions or omissions.

(b) Disability. For purposes of this Award, “Disability” shall have the meaning set forth in the employment agreement, if any, between the Holder and the Company or any of its Subsidiaries in effect as of the Grant Date, provided that if Holder is not a party to an employment agreement that contains such definition, then “Disability” shall mean a condition that entitles the Holder to receive long-term disability benefits under the Company’s or a Subsidiary’s long-term disability plan, or if there is no such plan, the Holder’s inability, due to physical or mental incapacity, to perform the essential functions of the Holder’s position with the Company or a Subsidiary, with or without reasonable accommodation, for 180 days out of any 365 day period or 120 consecutive days. The determination of whether the Holder has incurred a Disability shall be made by a physician selected by the Committee.

4. Issuance or Delivery of Shares. Subject to Section 6.13 and except as otherwise provided for herein, within 60 days after the vesting of the Award, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1. Non-Transferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

6. Additional Terms and Conditions of Award.

6.1. Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any shares of Stock upon vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company is required (in the reasonable, good faith determination of the Company), under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (or such higher withholding amount elected by the Holder) (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder or withhold shares of Stock.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company; (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments; (3) authorizing the Company to withhold from the shares of Stock otherwise to be delivered to the Holder pursuant to the Award, a number of whole shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or, if approved by the Committee, such higher rate that will not cause adverse accounting consequences). Any fraction of a share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No shares of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

6.2. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.3. Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time.

6.4. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.5. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.6. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Flowco Holdings Inc., Attn: Chief Financial Officer, 1300 Post Oak Blvd., Suite 450, Houston, Texas 77056, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.7. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.9. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.10. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.11. Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.12. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.13. Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.

6.14. Award Subject to Clawback. The Award and any shares of Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time or as otherwise required by law or applicable listing standards.

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